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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 and related prospectus) of The Meridian Resource Corporation for the registration of The Meridian Resource Corporation debt securities, preferred stock, and common stock, to be filed with the Securities and Exchange Commission on June 7, 2004, and to the incorporation by reference therein of our report dated April 8, 2003, except for Note 4, as to which the date is April 15, 2003, with respect to the consolidated financial statements of The Meridian Resource Corporation as of December 31, 2002 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


Houston, Texas
June 3, 2004